Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Range Resources Corporation Amended and Restated 2005 Equity-Based Compensation Plan of our reports dated February 23, 2009, with respect to the consolidated financial statements of Range Resources Corporation of Range Resources Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and effectiveness of internal control over financial reporting of Range Resources Corporation, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Fort Worth, Texas
June 9, 2009